UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 9)*


                                   Entegris, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, (PAR VALUE $0.01 Per Share)
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   29362014

          ------------------------------------------------------------
                                 (CUSIP Number)

                                 December 31, 2016
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[X] RULE 13D-1(B)

[ ] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING
      PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               Page 1 of 10 Pages

CUSIP NO. 293620104
          ---------

- -----------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Bay Resource Partners, L.P.
- -----------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [ ]

- -----------------------------------------------------------------------
  3      SEC USE ONLY

- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     ----------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                1,971,410
            PERSON         ----------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           ----------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    1,971,410
- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,971,410
- -----------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- -----------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   1.39%

- -----------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- -----------------------------------------------------------------------
                                Page 2 of 10 Pages

CUSIP NO. 293620104
          ---------

- -----------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bay II Resource Partners, L.P.
- -----------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [ ]

- -----------------------------------------------------------------------
  3 SEC USE ONLY

- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     ----------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                3,580,500
            PERSON         ----------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           ----------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    3,580,500
- ----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,580,500
- ----------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     [ ]  (SEE INSTRUCTIONS)

- ----------------------------------------------------------------------
  11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9   2.53%

- -----------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- -----------------------------------------------------------------------
                                Page 3 of 10 Pages

CUSIP NO. 293620104
          ---------

- -----------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay Resource Partners Offshore Master Fund, L.P.
- -----------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [ ]

- -----------------------------------------------------------------------
  3      SEC USE ONLY

- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     ----------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               6,563,110
            PERSON         ----------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           ---------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   6,563,110
- ----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   6,563,110
- ----------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- ----------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    4.64%

- ----------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- ----------------------------------------------------------------------
                                Page 4 of 10 Pages

CUSIP NO. 293620104
          ---------

- -----------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GMT Capital Corp.
- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [ ]

- -----------------------------------------------------------------------
  3      SEC USE ONLY

- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Georgia
- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     ----------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               12,743,400
            PERSON         ----------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           ----------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   12,743,400
- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                12,743,400
- -----------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ] (SEE INSTRUCTIONS)
- -----------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   9.02%

- -----------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IA
- -----------------------------------------------------------------------
                                Page 5 of 10 Pages

CUSIP NO. 293620104
          ---------

- -----------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas E. Claugus
- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [ ]

- -----------------------------------------------------------------------
  3      SEC USE ONLY

- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Georgia
- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     ----------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               12,743,400
            PERSON         ----------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           ----------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   12,743,400
- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                12,743,400
- -----------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ] (SEE INSTRUCTIONS)
- -----------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   9.02%

- -----------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
- -----------------------------------------------------------------------
                                Page 6 of 10 Pages

ITEM 1(A)     NAME OF ISSUER:

              Entegris, Inc.

ITEM 1(B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              129 Concord Road
              Billerica, MA 01821

ITEM 2(a)    NAME OF PERSON FILING:

              (i) Bay Resource Partners, L.P., (Bay), with respect to
                  shares of Common Stock directly owned by it.
             (ii) Bay II Resource Partners, L.P., (Bay II), with
                  respect to shares of Common Stock directly owned by it.
            (iii) Bay Resource Partners Offshore Master Fund, L.P.
                 (Offshore Fund) with respect to shares of Common Stock
                  directly owned by it.
             (iv) GMT Capital Corp. (GMT Capital) with respect to
                  shares of Common Stock directly owned by each of GMT Capital separate account clients, Bay, Bay II, the Offshore Fund and Thomas E. Claugus.
              (v) Thomas E. Claugus, (Mr. Claugus), with respect to the
                  shares of Common Stock directly owned by him and directly owned by each of Bay, Bay II, the Offshore Fund and GMT Capital separate account clients.

             The foregoing persons are hereinafter sometimes collectively referred to as the Reporting Persons. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and believe after making inquiry to the appropriate party.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

            The address of the business office of each of the Reporting Persons is 2300 Windy Ridge Parkway, Ste. 550 South, Atlanta, GA 30339

ITEM 2(c)         CITIZENSHIP:

             Bay and Bay II are limited partnerships organized under the laws of the State of Delaware. The Offshore Fund is an exempted limited partnership organized under the laws of the Cayman Islands. GMT Capital is a Georgia corporation. Mr. Claugus is a United States citizen.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

              Common Stock, Par Value $0.01 Per Share

                                Page 7 of 10 Pages

ITEM 2(e)    CUSIP NUMBER:

            293620104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS. 240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance ss.240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP:

This statement is being filed with respect to an aggregate of 12,743,400 shares of Common Stock, resulting in beneficial ownership of Common Stock as follows:

        1. Bay Resource Partners, L.P.,
           (a) Amount Beneficially owned: 1,971,410
           (b) Percent of Class: 1.39%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,971,410
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                  1,971,410

                                  Page 8 of 10 Pages

        2. Bay II Resource Partners, L.P.
           (a) Amount Beneficially owned: 3,580,500
           (b) Percent of Class: 2.53%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 3,580,500
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                  3,580,500
        3. Bay Resource Partners Offshore Master Fund, L.P.
           (a) Amount Beneficially owned: 6,563,110
           (b) Percent of Class: 4.64%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 6,563,110
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   6,563,110
        4. GMT Capital Corp.
           (a) Amount Beneficially owned: 12,743,400
           (b) Percent of Class: 9.02%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 12,743,400
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   12,743,400
        5. Thomas E. Claugus
           (a) Amount Beneficially owned: 12,743,400
           (b) Percent of Class: 9.02%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 12,743,400
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   12,743,400

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  N/A

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
              PERSON.

              GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and

                               Page 9 of 10 Pages
                in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 2.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                N/A

ITEM 10.  CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                             SIGNATURE
              After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

                                       /s/ Philip J. Meyers
                                       ----------------------------------
                                       Philip J. Meyers, as Vice
                                       President of GMT Capital Corp.,
                                       for itself and as the general
                                       partner of (i) Bay Resource
                                       Partners, L.P. and (ii) Bay II
                                       Resource Partners, L.P., and
                                       as the investment manager of
                                       (iii) Bay Resource Partners
                                       Offshore Master Fund, L.P. and
                                       (iv) certain other accounts and
                                       for Thomas E. Claugus.

                               Page 10 of 10 Pages